Exhibit 10.26

EMPLOYMENT AGREEMENT

between

ATLAS DMT

A DIVISION OF AVENUE A, INC.

and

ONA M. KARASA

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated as of September 9, 2002, between Atlas DMT, a division of Avenue A, Inc., a Washington corporation (“Atlas”), and Ona M. Karasa (“Executive”).

WHEREAS, Executive desires to serve as Senior Vice President of Development and Technology of Atlas and Atlas desires to retain the services of Executive upon the terms and conditions set forth herein; and

WHEREAS, Executive is willing to continue to provide services to Atlas upon the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Atlas and Executive hereby agree as follows:

1.	EMPLOYMENT

Atlas will employ Executive and Executive will accept employment by Atlas as Senior Vice President of Development and Technology. During Executive’s employment, Executive shall serve Atlas faithfully and to the best of her ability, devoting substantially all her working time, attention and energies to the business of Atlas. Executive’s status, duties and responsibilities shall be reasonably commensurate with her title, and she shall perform such duties as lawfully assigned to her. Executive shall not engage in any other business activity (except the management of personal investments and charitable and civic activities which in the aggregate do not interfere with the performance of Executive’s duties hereunder) without first obtaining the written consent of Avenue A, Inc.’s President and CEO.

2.	COMPENSATION AND BENEFITS

a) Compensation will be $230,000 per year paid semi-monthly in 24 equal payments.

b) Executive will receive a signing bonus of $30,000 to be paid on or before September 30, 2002. This bonus will be subject to customary withholding for federal taxes.

c) Executive will be eligible to participate in the Avenue A, Inc. 2002 executive bonus plan. Subject to meeting established financial goals, Board approval and other conditions of the plan, Executive will participate on a pro rata basis for the period from September 9 to December 31, 2002.

d) During her employment, Executive will be entitled to participate in all employee benefit plans in which executives of Atlas may participate.

3.	TERMINATION

Employment of Executive pursuant to this Agreement may be terminated as follows:

3.1.	By Atlas

With or without Cause (as defined below), Atlas may terminate the employment of Executive at any time upon giving Notice of Termination (as defined below).

3.2.	By Executive

Executive may terminate her employment at any time, for any reason, upon giving Notice of Termination.

3.3.	Automatic Termination

This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or total disability of Executive. The term “total disability” as used herein shall mean Executive’s inability to perform the duties set forth in paragraph 1 hereof for a period or periods aggregating ninety (90) calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control, unless Executive is granted a leave of absence by the Board of Directors of Avenue A, Inc. Executive and Atlas hereby acknowledge that Executive’s ability to perform the duties specified in paragraph 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board of Directors of Avenue A, Inc. of Executive’s total disability, as defined herein.

3.4.	Notice

The term “Notice of Termination” shall mean at least thirty (30) days’ written notice of termination, by either party, of Executive’s employment, during which period Executive’s employment and performance of services will continue; provided, however, that Atlas may, upon notice to Executive and without reducing Executive’s compensation during such period, excuse Executive from any or all of her duties during such period. . The effective date of the termination (the “Termination Date”) of Executive’s employment hereunder shall be the date on which such 30-day period expires.

4.	TERMINATION PAYMENTS AND ACCELERATION OF VESTING

In the event of termination of the employment of Executive, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this section 4.

4.1.	Termination by Atlas

a) Upon termination by Atlas, Atlas shall pay Executive any unpaid annual base salary at the rate of pay in effect at the time of termination (hereinafter “Base Salary”) through the Termination Date. Such payment will be made on the Termination Date or within 15 days thereafter.

b) If (1) Avenue A, Inc. winds up the Atlas division’s business or if (2) Avenue A, Inc. sells all or substantially all of the assets of the Atlas division, and if Atlas or the purchaser of all or substantially all of the Atlas assets (hereinafter referred to as “Purchaser”) terminates Executive’s employment without Cause in connection with such winding up or sale, then Executive shall be entitled to receive termination payments equal to three months annual Base Salary, plus an additional three months Base Salary for each full year in which the Executive has been employed with Atlas, up to a total termination benefit of nine months annual Base Salary. In the case of termination of Executive by Purchaser without Cause within one year of the date of sale of all or substantially all of the assets of Atlas, such termination shall be deemed to be “in connection” with that sale. In the case of termination of Executive by Atlas without Cause within 180 days of the completion date of the winding up of the Atlas business or sale of all or substantially all of the assets of Atlas, such termination shall be deemed “in connection” with those events.

c) The termination payments will be paid semi-monthly in equal parts in accordance with the same time schedule that Atlas or Purchaser makes its customary payroll. Atlas or Purchaser may deduct customary withholdings including social security, federal and state income taxes, and state disability insurance from these severance payments; however, any and all such obligations shall be Executive’s responsibility. Atlas or Purchaser will issue and file appropriate tax documents in connection with any termination payments.

d) The termination payments described in this section 4 are expressly contingent upon Executive’s signing upon termination a release in the form attached hereto as Exhibit A, and are further contingent upon Executive’s full compliance with the terms of her previously executed Confidentiality, Inventions Assignment, Noncompetition and Nonsolicitation Agreement with Atlas (the “Confidentiality Agreement”). In the event Executive were to materially breach this Confidentiality Agreement, her right to any termination payments under this Agreement shall be extinguished and Atlas or Purchaser shall cease payments, and Executive shall immediately return to Atlas or Purchaser any termination payments already made. If Executive is terminated by Atlas or Purchaser for Cause, Executive shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (a) above.

e) If (1) Avenue A, Inc. winds up the Atlas division’s business or if (2) Avenue A, Inc. sells all or substantially all of the assets of the Atlas division, and if Atlas or Purchaser terminates Executive’s employment without Cause in connection with such winding up or sale, then the portion of any Avenue A, Inc. stock option or substitute option granted by Purchaser held by Executive immediately prior to the Termination Date that is unvested shall automatically vest, immediately prior to the Termination Date, in an amount equal to the portion that would have vested during the “Applicable Period” (as defined in the table below) immediately following the Termination Date, assuming, for purpose of determining the amount, that no termination had occurred and Executive had continued Executive’s employment with Atlas or Purchaser during the Applicable Period In the case of termination of Executive by Purchaser without Cause within one year of the date of sale of all or substantially all of the assets of Atlas, such termination shall be deemed to be “in connection” with that sale. In the case of termination of Executive by Atlas without Cause within 180 days of the completion date of the winding up of the Atlas business or sale of all or substantially all of the assets of Atlas, such termination shall be deemed “in connection” with those events.

Executive’s Continuous Employment with Atlas or Purchaser	Applicable Period

Less than one year	Three Months

At least one year but less than two years	Six Months

2 years or more	Nine Months

If the end of the Applicable Period falls in the middle of a quarter for option vesting purposes, the vesting acceleration described above shall be pro rated for the actual number of days between the beginning of such quarter and the last day of the Applicable Period.

4.2.	Termination by Executive

In the case of termination of Executive’s employment by Executive for any reason, Executive shall be paid the compensation set forth in clause 4.1 (a) and shall not be entitled to the benefits under clauses 4.1(b) or 4.1(e) above.

4.3.	Termination as a Result of Death or Total Disability

In the event of termination of Executive’s employment pursuant to subparagraph 3.3, Executive or her estate shall be paid the compensation set forth in clause 4.1 (a) and shall not be entitled to any of the benefits under clauses 4.1(b) or 4.1(e) above.

4.4.	Cause

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall include, without limitation, the occurrence of one or more of the following events:

a) willful misconduct, insubordination, or dishonesty in the performance of Executive’s duties or other knowing and material violation of Atlas’s or Purchaser’s policies and procedures in effect from time to time which results in a material adverse effect on Atlas or Purchaser;

b) the continued failure of Executive to satisfactorily perform her duties after receipt of written notice that specifically identifies the areas in which Executive’s performance is deficient;

c) willful actions (or intentional failures to act) in bad faith by Executive with respect to Atlas or Purchaser that materially impair Atlas’s or Purchaser’s business, goodwill or reputation;

d) conviction of Executive of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission of acts that could reasonably be expected to result in such a conviction;

e) current use by the Executive of illegal substances; or

f) any material violation by Executive of Executive’s Confidentiality Agreement with Atlas.

5.	CONFIDENTIALITY, NONCOMPETITION AND NONSOLICITATION AGREEMENT

Executive is subject to the terms of the Confidentiality Agreement entered into concurrently with this Agreement and the terms of the Confidentiality Agreement shall survive the termination of Executive’s employment with Atlas.

6.	REPRESENTATIONS AND WARRANTORS; NO VIOLATION

In order to induce Atlas to enter into this Agreement, Executive represents and warrants to Atlas that neither the execution nor the performance of this Agreement by Executive will violate or conflict in any way with any other agreement by which Executive may be bound, or with any other duties imposed upon Executive by corporate or other statutory or common law.

7.	NOTICE AND CURE OF BREACH

Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than pursuant to the definition of “Cause” set forth above, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least 14 days’ prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the 14-day period.

8.	FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Executive:	Ona M. Karasa 6977 Island Center Road Bainbridge Island, WA 98110

If to Atlas:	Avenue A, Inc. 506 Second Avenue Seattle, WA 98104 Facsimile: (206) 521-8808 Attention: President and CEO

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

9.	ASSIGNMENT

This Agreement is personal to Executive and shall not be assignable by Executive. Atlas may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which Avenue A, Inc. is a party or (b) any corporation, partnership, association or other person to which Atlas may transfer all or substantially all of the assets and business of Atlas existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

10.	WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

11.	ARBITRATION

Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in the city of Seattle in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Atlas and Executive or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

12.	AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this

Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Atlas and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Atlas and Executive.

13.	APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

14.	SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

15.	HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

16.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to paragraph 12 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

17.	ENTIRE AGREEMENT

This Agreement on and as of the date hereof, together with the Confidentiality Agreement, constitutes the entire agreement between Atlas and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Atlas and Executive with respect to such subject matter are hereby superseded and nullified in their entireties.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

EXECUTIVE:

/s/ Ona M. Karasa

Ona M. Karasa

Avenue A, Inc.

By	/s/ Brian McAndrews

Brian McAndrews
Its President and CEO

EXHIBIT A

WAIVER AND RELEASE

For and in consideration of the severance payments and benefits set out in the Employment Agreement attached hereto, Executive, on behalf of herself and her agents, heirs, successors and assigns, expressly waives any claims against and releases Atlas, Avenue A, Inc. (including Atlas’s, Avenue A, Inc’s officers, directors, stockholders, managers, agents and representatives) from any and all claims, demands, liabilities, damages, obligations, actions or causes of action of any kind, known or unknown, past or present, arising out of, relating to, or in connection with Executive’s employment, termination of employment, or the holding of any office with Atlas or any other related entity. The claims released by Executive include, but are not limited to, claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, or for violation of any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employment Retirement Income Security Program or any other legal limitation on the employment relationship.

This waiver and release shall not waive or release claims (1) where the events in dispute first arise after execution of this Release; (2) for rights or benefits due under the Employment Agreement attached hereto; or (3) relating to Executive’s rights to indemnity as a corporate officer of Atlas.

Executive agrees she has been provided the opportunity to consider for twenty-one (21) days whether to enter into this Release, and has voluntarily chosen to enter into it on this date. Executive may revoke this Release for a period of seven (7) days following the execution of this Release; this Release shall become effective following expiration of this seven (7) day period. This Release shall be effective when signed. Executive acknowledges that she is voluntarily executing this Release, that she has carefully read and fully understands all aspects of this Release and the attached Employment Agreement, that she has not relied upon any representations or statements not set forth herein or made by Avenue A’s agents or representatives, that she has been advised to consult with an attorney prior to executing the Release, and that, in fact, she has consulted with an attorney of her choice as to the subject matter and effect of this Release.

Ona M. Karasa	Date